Filed pursuant to rule 424(B)(3)
Registration Statement No. 333-105814

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED June 12, 2003)

PROSPECTUS

UP TO 6,366,968 SHARES OF

SPECTRUM PHARMACEUTICALS, INC.

COMMON STOCK

     This prospectus supplement relates to the sale of up to 6,366,968 shares of our common stock by the selling stockholders named in this prospectus supplement. This prospectus supplement should be read in conjunction with the prospectus dated June 12, 2003 and the prospectus supplement number 1 dated June 20, 2003.

     The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Stockholders” in the prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the prospectus:

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Before Offering		Number of Shares of	Following the Offering(3)
			Common Stock
Name	Number	% of Class(1)	Offered Hereby (2)	Number	% of Class

North Sound Legacy Fund LLC (4)	42,675	1.31%	42,675	—	0.0%
North Sound Legacy International Ltd. (5)	503,554	13.54%	503,554	—	0.0%
North Sound Legacy Institutional Fund LLC (6)	520,624	13.93%	520,624	—	0.0%
OTA LLC (7)	213,345	6.22%	213,345	—	0.0%
ProMed Partners, L.P. (8)	256,063	7.37%	256,063	—	0.0%
ProMed Offshore Fund, Ltd. (9)	42,662	1.31%	42,662	—	0.0%
SDS Merchant Fund, L.P. (10)	1,066,850	24.91%	1,066,850	—	0.0%
Xmark Fund, Ltd. (11)	853,465	20.97%	853,465	—	0.0%
Xmark Fund, LP (12)	503,586	13.54%	503,586	—	0.0%
SCO Capital Partners LLC (13)	1,066,850	23.70%	998,768	—	0.0%
Paul Scharfer	235,744	6.83%	235,744	—	0.0%
The Sophie C. Rouhandeh Trust (14)	34,132	1.05%	34,132	—	0.0%
The Chloe H. Rouhandeh Trust (15)	34,132	1.05%	34,132	—	0.0%
Jeffrey B. Davis	40,000	1.23%	40,000	—	0.0%
Daniel DiPietro	20,000	0.62%	20,000	—	0.0%
Joshua Golomb	5,000	0.16%	5,000	—	0.0%
Jeremy Kaplan	5,000	0.16%	5,000	—	0.0%
Jefferies & Company, Inc. (16)	5,267	0.16%	5,267	—	0.0%

(1)	For the purposes of calculating the percent of class beneficially owned by a holder, shares of common stock which may be issued to that holder within 60 days of June 30, 2003 are deemed to be outstanding. Pursuant to the terms of the Certificate of Designation of our preferred stock, the number of shares of our common stock that may be acquired by any holder of our preferred stock upon any conversion of the preferred stock or that shall be entitled to voting rights is limited to the extent necessary to insure that, following such conversion, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Securities and Exchange Act of 1934, as amended, does not exceed 4.95% of the total number of shares of our common stock then outstanding.

(2)	Does not include shares of our common stock issuable as payment of dividends on the preferred stock, except for shares of common stock issued on June 30, 2003 to holders of record on June 27, 2003.

(3)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this Prospectus.

(4)	North Sound Capital LLC, of which Thomas McAuley is the managing member, is the investment advisor for North Sound Legacy Fund LLC, and has voting and investment power over the securities beneficially owned by North Sound Legacy Fund LLC.

(5)	North Sound Capital LLC, of which Thomas McAuley is the managing member, is the investment advisor for North Sound Legacy International Ltd., and has voting and investment power over the securities beneficially owned by North Sound Legacy International Ltd.

(6)	North Sound Capital LLC, of which Thomas McAuley is the managing member, is the investment advisor for North Sound Legacy Institutional Fund LLC, and has voting and investment power over the securities beneficially owned by North Sound Legacy Institutional Fund LLC.

(7)	Paul Masters, the senior partner of OTA LLC, has voting and investment power over the securities beneficially owned by OTA LLC.

(8)	Barry Kurokawa and David B. Musket, the managing partners of ProMed Partners, L.P., has voting and investment power over the securities beneficially owned by ProMed Partners, L.P.

(9)	Barry Kurokawa and David B. Musket, the managing partners of ProMed Offshore Fund, Ltd., has voting and investment power over the securities beneficially owned by ProMed Offshore Fund, Ltd.

(10)	SDS Capital Partners, LLC, of which Steve Derby is the managing member, is the general partner of SDS Merchant Fund, L.P., and has voting and investment power over the securities beneficially owned by SDS Merchant Fund, L.P.

(11)	Xmark Fund, Ltd., a Cayman Islands corporation, is a private investment fund that is owned by its investors and managed by Brown Simpson Asset Management, LLC, a Delaware limited liability company. Brown Simpson Asset Management, LLC, of which Mitchell D. Kaye is the managing member, has voting and investment control over the shares owned by Xmark Fund, Ltd.

(12)	Xmark Fund, LP, a Delaware limited partnership, is a private investment fund that is owned by its investors and managed by its general partner, Brown Simpson Capital, LLC, a Delaware limited liability company. Brown Simpson Capital, LLC, of which Mitchell D. Kaye is the managing member, has voting and investment control over the shares owned by Xmark Fund, LP.

(13)	Steven H. Rouhandeh, the chairman of SCO Capital Partners LLC, has voting and investment power over the securities beneficially owned by SCO Capital Partners LLC.

(14)	Steven H. Rouhandeh has voting and investment power over the securities beneficially owned by The Sophie C. Rouhandeh Trust.

(15)	Steven H. Rouhandeh has voting and investment power over the securities beneficially owned by The Chloe H. Rouhandeh Trust.

(16)	Joseph A. Boystock, the managing director of Jefferies & Company, Inc., has voting and investment power over the securities beneficially owned by Jefferies & Company, Inc.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 1 OF THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 3, 2003